CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Research Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to Registration Statement No. 33-47641 our report dated January 5, 1998 appearing in the annual report to shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

New York, New York
March 19, 1998